Exhibit 99.2

OPTICAL CABLE CORPORATION

Fourth Quarter Earnings

January 11, 2005, 10:00 a.m. ET

Financial Relations Board

Chairperson: Marilynn Meek

Operator	Good morning, ladies and gentlemen, and welcome to the Optical Cable fourth quarter 2004 earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance at any time during the conference, please press the star followed by the zero. As a reminder, this call is being recorded today, Tuesday, January 11, 2005.

I’d now like to turn the conference over to Ms. Marilynn Meek with Financial Relations Board. Please go ahead, ma’am.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s fourth quarter and fiscal year 2004 conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-827-3777 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin, I’d like to remind everyone this call may contain forward looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors included but not limited to those factors set forth in detail in the forward-looking statement section of today’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilyn, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer; Luke Huybrechts, our Senior Vice President of Operations; and Charlie Carson, our Senior Vice President of Marketing and Sales.

We’ll start with a few introductory remarks, then we will briefly review some of the financial results for the fourth quarter and fiscal year ended October 31, 2004. And finally, we’ll answer as many questions as we can.

OPTICAL CABLE CORPORATION	Page 1

I would like to remind everyone that Optical Cable Corporation, like a number of other companies, does not provide specific earnings guidance. Having said that, we continue to see signs that the short to moderate distance fiberoptic cable market is gaining strength. Consistent with statements we made throughout the year anticipating single digit sales growth in fiscal 2004, our net sales in fiscal 2004 increased 5.1% compared to last year and our fourth quarter net sales showed a 5.3% increase over the previous year’s fourth quarter.

For fiscal 2005 and beyond we are expecting high single digit to low double digit net sales growth.

The long haul telco market continues to show substantial growth in recent months due to fiber to the home and to the premises initiatives by some telcos like Verizon and SBC. However, these initiatives only indirectly impact Optical Cable as our target customers have historically not included the RBOCs although Optical Cable has sold into select fiber to the home projects for a number of years and expects to continue to do so.

As we’ve reported in prior quarters, we continue to see strong forward sales load. The pattern of net sales we experienced during fiscal year 2004 is consistent with our normal expected seasonality with net sales relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. We expect that seasonality pattern to continue during fiscal year 2005 with lower sales in the first quarter of fiscal 2005.

We believe our market position is solid relative to the competition with OCC holding the position as the second largest supplier of multi-mode fiberoptic cable in North America which is essentially the short to moderate distance fiber cable market.

We continue to execute our long term strategy of building and maintaining the critical mass of resources and personnel necessary to support future sales growth. As a result, we are creating an organization that will support substantially higher sales and earnings over the longer term.

Fiscal 2005 will continue to be a building year. We have budgeted $3 million in capital expenditures and we’ll continue to fill certain vacant positions while at the same time focusing on improving earnings.

Now let’s review the financial results. I am pleased to report that this past year was a good year for Optical Cable. Your OCC team grew net sales, improved gross margins and more than doubled net income.

We reported net income of $350,000 or 13 cents per basic and diluted share for our 2004 fiscal year ended October 31, 2004. I’m sorry, I misspoke. We reported net income of $750,000. I’m sorry if I misspoke on the number. This compares to $315,000 or 5 cents per basic and diluted share for fiscal 2003.

OPTICAL CABLE CORPORATION	Page 2

For our fourth quarter, we reported net income of $331,000 or 6 cents per basic and diluted share compared to $405,000 or 7 cents per basic and diluted share for the same period last year. Although net income for the fourth quarter was down compared to the same period last year, income before taxes when comparing the same periods increased 6.4% to $466,000.

Our effective tax rate accounted for the difference. In the fourth quarter of 2003 our effective tax rate was 7.5% compared to 29% in the fourth quarter of 2004. As you may recall, our effective tax rate is impacted by the timing and magnitude of the Federal Extraterritorial Income Exclusion, a tax benefit that will be phased out beginning in fiscal 2005.

Net sales for fiscal 2004 rose 5.1% to $43.2 million from $41.1 million last year. Net sales for the fourth quarter of fiscal 2004 increased 5.3% to $11.9 million from $11.3 million for the same period last year. Sequentially, net sales for the fourth quarter of fiscal 2004 increased 6.1% compared to net sales of $11.3 million for the third quarter of fiscal 2004.

The company’s gross profit margin increased 38.6% for fiscal 2004 compared to gross profit margin of 35.5% during 2003. Gross profit as a percentage of net sales for the fourth quarter was 36.1% compared to 37.4% for the fourth quarter of fiscal 2003.

By comparison, gross profit margins were 39%, 39.2% and 40.6% for the first, second and third quarters of fiscal 2004, respectively.

The higher gross profit margins for 2004 generally resulted from the sales mix of products with higher margins during the year.

Selling, general and administrative expenses excluding shareholder litigation expenses incurred during fiscal year 2003 were $15.5 million in fiscal 2004 compared to $13.3 million in fiscal 2003, an increase of 16.1%.

The largest element of net increase in SG&A expenses for the year was compensation costs. Compensation costs have increased as a result of the hiring of new employees designed to build the company’s critical mass of resources necessary to support anticipated future sales growth, increases in commissions as net sales have increased and increases in employee incentives targeted to improve financial results in market segment penetration.

SG&A expenses for the fourth quarter of fiscal 2004 approximated SG&A expenses for the comparable period last year at $3.8 million. This compares to quarterly SG&A expenses ranging from $3.5 million to $4.1 million for the first three quarters of the year.

OPTICAL CABLE CORPORATION	Page 3

We continue to monitor all of our expenses including SG&A in order to keep costs down, while at the same time accomplishing our goals to build the company for future growth.

As of the end of the year we had a cash balance of over $4.3 million with no outstanding bank debt and your management team continues to work to further improve financial results in fiscal 2005 and beyond.

We are quite optimistic about our prospects, our opportunities and our ability to create significant shareholder value over the longer term.

At this time, we’re happy to answer any of your questions. Marilynn, if you would please indicate or have the operator indicate the instructions for participants to call in their questions, I would appreciate it.

M. Meek	Thanks, Neil. At this time, as Neil said, they will be happy to take any of your questions. If you would please be reminded that the questions are only to come from analysts and fund investors and in the interest of time, each person wishing to ask a question will be permitted to ask two questions and then as time allows, we will allow for additional questions.

Operator, if you’d go ahead and give the instructions, please.

Operator	Yes, ma’am. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question today, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order that they are received. If you are using speaker equipment today, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Kevin Wenck. Please state your company followed by your question.

K. Wenck	Polynous Capital Management. Good morning, Neil.

N. Wilkin	Good morning, Kevin.

K. Wenck	The first question is one that I know you have not liked to address in the past for proprietary reasons. But without giving us where your sales go quantitatively, maybe you could give us some color as to how you feel about different market segments for your products over the next year. You mentioned that sales are likely to, or not likely, but you believe sales are going to pick up a bit, but some of your markets such as storage, I mean

OPTICAL CABLE CORPORATION	Page 4

there’s a 50% year-over-year unit growth in that business currently and so I don’t know if you want to address that one. But if you could just give us some general color as to what you expect out of different market segments.

N. Wilkin	Sure, I won’t get too specific. And, Charlie, I’ll ask you to comment too after I say a couple of words here. You put your finger on it, Kevin. Storage is clearly an area, and data centers, where there is a growth and we expect to continue to see a growth. We sell into that market through the OEM markets and we’ve seen some strength there as a lot of our competitors I’m sure have as well.

However, our sales are not solely based on that market segment. For example, as you know and we’re seeing strength in a number of market segments where the ruggedness of our cable is particularly useful and saleable and we’re able to differentiate our product on that basis.

We’re very pleased with the progress that we’re making in the mining markets and the industrial markets. We also continue to sell into the military market, although that’s never been such a substantial portion of our business as to sway our numbers significantly and that’s really where it is. I’ve given you some color. I hope that’s helpful, Kevin.

K. Wenck	Okay. Another question would be the cap ex budget is going up a bit this coming year. If you could also add further comments on areas of spending within that and also as part of that, an update on how some of the automation initiatives that you put in place this past year, what kind of progress and results you’re seeing from those so far.

N. Wilkin	Sure, absolutely. Cap ex is at $3 million. Our cap ex, as you’ll see in our 10-K filing, was about $1.2 million this past year. We actually anticipated spending a little bit more, but as we’ve approved these higher budgets we’re also making sure that we’re spending the money wisely and are able to roll out and see the benefits of those dollars that are invested.

We’re making improvements. The cap ex is designed to improve a number of different things. Part of it’s set aside for improvements to the plant. We’re making some upgrades to our machinery and equipment. We’re making some upgrades to our computer systems. Additionally, we’re spending money on an ERP system that we’ve talked about before and right now we’re in the process of going through and beginning the implementation or partial implementation process that’ll be worked on this year.

As far as the automation goes, the programming and the changes in controls that were worked on for some time are complete and what we are doing is rolling that out to our machines as appropriate. Most of the key machines have had the automation rolled out to, but there’s still a number of additional machines that will be finishing the rollout this year.

OPTICAL CABLE CORPORATION	Page 5

The benefit that we’re seeing is increased control over our processes, over what we believe were already good processes and so we’re very pleased with the way that’s going. Eventually and over time we expect to see some increase in productivity, but there’s a number of ways that we’re looking at increasing productivity over the next year and coming years.

Did you want to add anything, Luke?

L. Huybrechts	Overall, I think it’s going quite well. It’s been successful on all the machines we’ve done and see no problem on applying it to the rest of the equipment in the plant basically.

K. Wenck	Okay. Thanks, Neil. Thanks, Luke.

Operator	We have a follow up question from Kevin Wenck. Please go ahead.

K. Wenck	Sorry I’m dominating this, but no one’s speaking up. The increase in cash from the end of Q3 to the end of Q4, quite a bit of it was from an increase in current liabilities and so if there’s any details you can give us as to what increased there because I would assume that that cash is going to go away as it’s paid off in the next year.

N. Wilkin	I’m flipping to the statement of cash flows. I’ll mention a couple of things and then Tracy will jump in. We’ve had some increase in regular accounts payables and other accrued expenses. However, we’ve also had a fairly significant increase in trade accounts receivable year-over-year and so we’re seeing this as normal working capital deployment as our growth is incurred. I can’t think of anything specific that we’re sort of waiting to pay that’s going to generate a significant reduction in cash.

We do pay year end bonuses and those sorts of things at year end after financial results are known and once we’ve published our financial results to make sure that we’ve calculated everything correctly. There’s some 401K matches and some things like that, but there’s nothing significant that gets backed up other than those normal things at the end of the year, Kevin. There’s nothing unusual that we’re holding on to.

Tracy wants to add a couple things too.

T. Smith	There is a slightly different … we’re doing our 401K match slightly differently this year compared to prior years which will be a bigger impact than normal on our cash after year end. In prior years our 401K plan indicated that we would match throughout the year at each payroll period and this year in 2004, it requires that we do it after the end of the plan year so the matching portion of the 401K will be paid after the fact. But that doesn’t negate any of Neil’s comments. That is just a difference that I wanted to point out because it’s different from last year.

OPTICAL CABLE CORPORATION	Page 6

K. Wenck	Okay. Another question was going to be on the gross margin changes from the upside that you’ve been experiencing to some extent through most of the year to then them declining a bit in Q4.

Now how much of it was just pure product mix or how much of it was declining selling prices within various product areas that the mix might have skewed to?

N. Wilkin	We haven’t seen the downward pressure on prices that were seen in prior years, mainly in 2001 and 2002 and to a lesser extent 2003, and so it’s really a products mix issue. The other thing that we’re focused on, but I can’t and really don’t want to quantify for you, is that we’re also focused on increasing productivity.

We’ve said that we’re targeting gross margins in a 35% to 37% range and we hope that ... our expectation is that continues and we hope that we’re able to even beat that and we’re attacking that from a couple of different standpoints from a productivity standpoint. As far as product mix goes, obviously we can’t control much of that. It’s really just based on what demand we receive and the timing of orders and when they come in during the year.

K. Wenck	In case there’s not another question in the queue if you could allow me to ask another question at this point.

N. Wilkin	Absolutely.

K. Wenck	Hold on. I was just looking at something in the previous quarter 10-Q. Actually I realize it’s been answered as I look at this again, but thanks, Neil.

N. Wilkin	Kevin, let me add one more thing. When I talked to you about the increase in liabilities I was really focused on accounts payable, but as I’m looking at the detail more carefully it really goes to accrued compensation issues which include the 401K and some of the other items that I mentioned. That’s not an issue where things are ... that’s something that’s just going to occur normally at the end of each year. It’s not anything that’s strange that’s happening that’s resulting in an increase in liabilities and an artificial increase in cash by any means.

K. Wenck	Well I guess one additional question might be on inventories. It would appear to me that you’ve probably gotten down to a point where you’ve got an optimal mix. I know that can change over time as business changes, but you’ve probably gotten down to a point where you have an optimal mix at this point, you don’t have older inventory still embedded in that. Is that a fair assessment at this point?

OPTICAL CABLE CORPORATION	Page 7

N. Wilkin	We feel very comfortable with the fact that the inventory that we have is at the appropriate value and that we’ve gotten rid of some of the old inventory issues that we’ve previously had. That said, we’re also focused on making sure that we have available inventory to generate the day-to-day sales that come in our door so I don’t have any problem with seeing that inventory number increase in order to accommodate those real sales. As that happens, and I’d expect that to happen slightly during this next year, that doesn’t have anything to do with anything other than the fact that we want to make sure that we have available inventory for our customers’ demands.

One of the things that OCC has always been very responsive to historically is our customer demands and as the economies turn and things have ramped up, we’ve gotten squeezed a little bit, but we really like the idea that we’re one of the companies that historically has been most responsive to our customers’ needs and are able to do things in a few days that other folks can’t do as quickly.

K. Wenck	Alright, great. Thanks for your help, Neil.

N. Wilkin	No problem, Kevin.

Operator	Management, there are no further questions at this time. Please continue.

N. Wilkin	Okay. Sure you don’t have anything else, Kevin? I know he’s on mute.

Kevin, I really appreciate your comments and I appreciate everyone participating in the call for our fourth quarter and 2004 fiscal year earnings. We appreciate your time. We appreciate your questions. We appreciate your interest in Optical Cable and as always, we will continue to do our best to increase the performance of the company as we have done historically. Thank you very much.

Operator	Ladies and gentlemen, this concludes the Optical Cable fourth quarter 2004 earnings conference call. If you’d like to listen to a replay of today’s call, please dial in at 303-590-3000 or 1-800-405-2236 and enter the pass code of 11021040.

We thank you for your participation. You may now disconnect.

OPTICAL CABLE CORPORATION	Page 8